Exhibit 3.6

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

ACE MARKETING & PROMOTIONS, INC.

Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1.       The name of the corporation is ACE MARKETING & PROMOTIONS, INC.

2.       The certificate of incorporation was filed by the department of state on the 26th day of March, 1998.

3.       The corporation shall amend the certificate of incorporation by adding paragraph 8, provisions, to the certificate of incorporation.

Paragraph 8 shall read as follows:

8.       This Amendment to the Certificate of Incorporation is filed pursuant to Section 502(d) of the Business Corporation Law to designate the rights, preferences and limitations of 1,000,000 shares of the Corporation’s authorized 5,000,000 shares of Preferred Stock, $.0001 par value, as Series 1 Preferred Stock in accordance with Article Fourth of the Corporation’s Certificate of Incorporation. Such rights, preferences and limitations of said 1,000,000 shares of Series A Preferred Stock are as follows:

•	Automatic Conversion into Common Stock. Each Preferred Share shall automatically convert on March 31, 2013 into shares of the Company’s Common Stock (the “Common Shares”) based on a conversion price of the lower of $.60 per share or an amount equal to 90% of the average closing sales price for the Company’s Common Stock on the OTC Bulletin Board (or Pink Sheets) for the 20 trading days immediately preceding March 31, 2013, with a floor of $.45 per share.
•	Optional Conversion into Common Stock. Commencing July 1, 2012, Preferred Share shall at the option of the holder become convertible into Common Shares based on a conversion price of the lower of $.60 per share or 85% of the average closing sales price for the Company’s Common Stock on the OTC Bulletin Board (or Pink Sheets) for the 20 trading days immediately preceding the Conversion Date, with a floor of $.45 per share.
•	Conversion Premium. Upon calculation of the number of Common Shares, the Preferred Shareholder is entitled to receive upon conversion of Series 1 Preferred Stock into Common Stock, the investor will receive an additional 8% premium. Accordingly, once the number of Common Shares is determined based upon the automatic conversion or optional conversion formulas set forth above, the investor will have that number of Common Stock multiplied by 1.08 (i.e. 108%) to determine the actual number of Common Shares to be issued upon conversion.
•	Voting. The Preferred Shares shall have no voting rights until converted into Common Shares, except as otherwise required by applicable state law.
•	Dividends. The Preferred Shares shall have no dividend rights until converted into Common Shares, except as otherwise required by applicable state law.
•	Liquidation Preference. The Preferred Shares shall have no liquidation preference and shall be treated the same as a holder of Common Shares.

•	Call Option. The Company may called the Preferred Shares for redemption at a price of $1.08 per share at any time on or after July 1, 2012, subject to the investor’s right of conversion upon no less than 10 days prior written notice of redemption to each Preferred Shareholder, which notice may only be provided to the holders so long as the Company completes a financing or series of financings totaling at least $2 million in gross proceeds (excluding monies raised from the sale of the Series 1 Preferred Stock).
•	Anti-Dilution. In the event of a stock split, stock dividend, combination, reclassification or the like (the “Corporate Event”), the Board of Directors of the Company shall make appropriate adjustment to the number of Common Shares into which the Preferred Shares shall convert to put the Preferred Shareholder in the same position as if the Preferred Shares were converted into Common Shares immediately before the Corporate Event took place.

4.       Section 502(c) of the Business Corporation Law provides for the Board of Directors to have the power to designate the relative rights, preferences and limitations of the shares of any Series which is not fixed in the Certificate of Incorporation. In this respect, the amendment to the Certificate of Incorporation was authorized by unanimous written consent vote of the Board of Directors of the Corporation on April 3, 2012 pursuant to Section 708(b) of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned hereby affirms that statements made herein are true and under penalties of perjury.

Dated: April 24, 2012	/s/ Michael D. Trepeta
Michael D. Trepeta, President

/s/ Dean L. Julia
Dean L. Julia, Secretary